Exhibit 10.1

FIRST AMENDMENT TO OFFER LETTER

THIS FIRST AMENDMENT TO OFFER LETTER (this “Amendment”) is made effective as of the 6th day of December 2022, by and between Nuwellis, Inc., a Delaware corporation (the “Company”) and Lynn L. Blake (the “Employee”).

Recitals

The Company and the Employee entered into an Offer Letter dated effective September 29, 2022 (the “Offer Letter”).  The Company and the Employee now wish to amend the Offer Letter as provided herein.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth below, the parties agree as follows:

1.          AMENDMENT to the Offer Letter.  The fourth paragraph of the Offer Letter shall be deleted in its entirety and amended to read as follows:

“Subject to the terms of the Nuwellis, Inc. 2017 Equity Incentive Plan, as amended (as such plan may be amended, modified or replaced, the “Plan”) and the form of stock option agreement issued thereunder, following approval by the Board (or the Compensation Committee of the Board) of the Company’s anticipated reverse stock split (the “Reverse Stock Split”) and the effectiveness of the Reverse Stock Split, but in any event not later than the earlier of (i) 30 days after the Reverse Stock Split or (ii) January 31, 2023, the Company will issue you a stock option (the “Initial Option Award”) to purchase a number of shares of the Company’s common stock equal to one percent (1%) of either (i) the Deemed Outstanding Shares (as defined below) determined at the date of the issuance of the Initial Option Award or (ii) one percent (1%) of the Fully Diluted  Shares (as defined below) of the Company on the date of the issuance of the Initial Option Award, as the same shall be finally determined by the Board (or the Compensation Committee of the Board)  (the “Initial Shares”).  The Initial Option Award shall include the following additional terms: (1) the exercise price per share for the Initial Shares shall equal the fair market value of the Company’s common stock based on the closing price of the stock on the date of the grant of the Initial Option Award; and (2) subject to your continued employment with the Company and the terms and conditions of the Plan, twenty-five percent (25%) of the Initial Shares shall vest and become exercisable on the one (1) year anniversary of the date of the commencement of your employment with the Company, and the balance of the Initial Shares subject to the Initial Option Award shall vest and become exercisable in equal monthly installments over the next thirty-six (36) months; and (3) upon the occurrence of a Change in Control (as defined in the Plan) all of the Initial Shares subject to the Initial Option Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to your continued employment with the Company as of each such date and as further provided in the terms and conditions of this Agreement, the Initial Option Award and the Plan. For the purposes of this letter agreement: “Deemed Outstanding Shares” shall mean as of each such date of determination the sum of the following: (x) all of the issued and outstanding shares of the Company’s common stock; and (y) all issued and outstanding shares of the Company’s preferred stock calculated on an as-converted basis to shares of the Company’s common stock (excluding any shares of the Company’s preferred stock that are issued or issuable in connection with any rights plan or rights agreement implemented by the Company), and “Fully Diluted  Shares” shall mean, as of the date of grant of the Initial Option Award, the sum of the following: (x) all of the issued and outstanding shares of the Company’s common stock; (y) all issued and outstanding shares of the Company’s preferred stock calculated on an as-converted basis to shares of the Company’s common stock (excluding any shares of the Company’s preferred stock that are issued or issuable in connection with any rights plan or rights agreement implemented by the Company); and (z) all outstanding warrants, options, restricted stock units or other securities convertible or exercisable for shares of the Company’s common stock or preferred stock, in all cases calculated on an as-converted basis to shares of the Company’s common stock (excluding any shares of the Company’s preferred stock that are issued or issuable in connection with any rights plan or rights agreement implemented by the Company).

2.           (a)          The Company hereby covenants and agrees with the Employee that under no circumstance will she be treated more or less favorably than any other executive officer of the Company who might receive a stock option grant by the Board or the Compensation Committee during the month of January 2023, which is to say, if the Board or Compensation Committee determines to make a stock option grant to any executive officer in the month of January 2023, if that grant determination is based upon a percentage of the Deemed Outstanding Shares, so will the Employee’s grant be made on the same basis.  If that grant determination of any other executive officer of the Company is based upon a percentage of Fully Diluted Shares, the Employee’s grant will be made on the same basis.  In no instance will the Employee’s stock option grant contemplated hereunder be based upon Deemed Outstanding Shares, if any executive officer received a stock option grant in January 2023 based upon any different percentage methodology of the Company’s then-current capitalization.

(b)          If neither the Board nor the Compensation Committee make any stock option grant to an executive officer of the Company in January 2023, then the Employee will be entitled to the stock option grant in Section 1 above, based upon Deemed Outstanding Shares on the grant date.

(c)          From and after the date hereof through June 30, 2023, the Company further covenants and agrees the Employee’s one (1) percent ownership interest set forth in Section 1 above will be calculated and subsequently adjusted as required after giving full effect to any subsequent broad-based stock option grants approved by the Board or the Compensation Committee

3.          Section 409A. This Amendment and all transactions in connection therewith are intended to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), but under no circumstances shall the Company be liable for any tax, interest or penalty imposed on the employee or other detriment suffered by the employee under Section 409A or for any other adverse tax consequences to the employee resulting from this Amendment.

4.          Construction.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Offer Letter.  The terms of this Amendment amend and modify the Offer Letter as if fully set forth in the Offer Letter.  If there is any conflict between the terms, conditions and obligations of this Amendment and the Offer Letter, this Amendment’s terms, conditions and obligations shall control.  All other provisions of the Offer Letter not specifically modified by this Amendment are preserved.  This Amendment may be executed in counterparts (including via facsimile, .pdf or other electronic means of execution and delivery), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Signatures of the Following Page

In Witness Whereof, the parties have executed this Amendment effective as of the date first written above.

THE EMPLOYEE:	THE COMPANY:

Nuwellis, Inc.

/s/ Lynn L. Blake	By:	/s/ Nestor Jaramillo, Jr.
Lynn L. Blake	Name:	Nestor Jaramillo, Jr.
	Title:	President & CEO

Signature Page to
First Amendment to Offer Letter